WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR FISCAL FIRST QUARTER ENDED DECEMBER 31, 2025
Financial Highlights
•High-Single-Digit Revenue Growth Reflects Broad-Based Strength Across Recorded Music and Music Publishing
•Continued Market Share Gains and Healthy Underlying Trends Drive Acceleration in Recorded Music Streaming Growth
•Double-Digit Margin Expansion and Operating Cash Flow Growth Supported by Operating Performance and Cost-Savings Delivery
•2026 Outlook Underpinned by Strategic Plan to Accelerate Growth through Investments in Core Business, Expansion of Monetization Opportunities, and Cost Savings Initiatives Which Will Drive 150 to 200 Basis Points of Margin Improvement
For the three months ended December 31, 2025
•Total revenue increased 10%, or 7% in constant currency
•Net income was $175 million compared to $241 million in the prior-year quarter
•Operating income increased 35% to $288 million versus $214 million in the prior-year quarter
•Adjusted OIBDA increased 28% to $463 million versus $363 million in the prior-year quarter, or 22% in constant currency
•Cash provided by operating activities increased to $440 million versus $332 million in the prior-year quarter

NEW YORK, New York, February 5, 2026—Warner Music Group Corp. today announced its first-quarter financial results for the period ended December 31, 2025.

“2026 is off to a strong start as our creative success continues to fuel consistent market share growth and financial performance,” said Robert Kyncl, CEO, Warner Music Group. “We have an exciting slate of new music ahead and are leading the charge with AI to drive a step change in value creation for artists, songwriters, and shareholders, ensuring that WMG is well-positioned for long-term success.”

“We are delivering on our promises by combining significant transformation with accelerated growth and profitability, marking our third consecutive quarter of broad-based success,” said Armin Zerza, CFO, Warner Music Group. “By fortifying our core through strategic investments and pioneering ethical AI partnerships, we have established a solid foundation to drive sustainable, long-term value for our artists and shareholders alike. This is just the beginning of our momentum, and we are well-positioned to accelerate our growth even further in 2026."

Total WMG

Total WMG Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024	% Change
	(unaudited)	(unaudited)
Revenue	$1,840	$1,666	10%
Recorded Music revenue	1,480	1,345	10%
Music Publishing revenue	362	323	12%
Operating income	288	214	35%
Adjusted OIBDA(1)	463	363	28%
Net income	175	241	-27%
Net cash provided by operating activities	440	332	33%
Free Cash Flow	420	296	42%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Revenue was up 10.4% (or 7.1% in constant currency). Recorded Music revenue was impacted by a digital revenue settlement of $12 million in the quarter and a $7 million downward revenue true-up in the prior-year quarter (the “DSP True-Up and Settlement Payments”). Consistent with prior quarters, Recorded Music revenue growth was also unfavorably impacted by the termination of the distribution agreement with BMG (the “BMG Termination”), which resulted in $6 million less Recorded Music digital revenue compared to the prior-year quarter. Music Publishing revenue was impacted by $17 million of revenue in the prior-year quarter recognized in connection with historical matched royalties that were processed to date by the Mechanical Licensing Collective (the “MLC Historical Matched Royalties”). Excluding these items, total revenue increased 10.8% (or 7.4% in constant currency).

Digital revenue was up 10.0% (or 7.1% in constant currency) and streaming revenue was up 10.7% (or 7.6% in constant currency). Recorded Music streaming revenue increased 12.4% (or 9.1% in constant currency); however, adjusted for the impacts of the DSP True-Up and Settlement Payments of $12 million in the quarter and $7 million in the prior-year quarter, as well as the $6 million impact of the BMG Termination, Recorded Music streaming revenue was up 10.9% (or 7.6% in constant currency). Music Publishing streaming revenue increased 3.4% (or 1.4% in constant currency); however, adjusted for the $17 million impact of the MLC Historical Matched Royalties, Music Publishing streaming revenue was up 12.8% (or 10.4% in constant currency). The increase in total revenue was also driven by higher Recorded Music artist services and expanded-rights and licensing revenue, and growth across Music Publishing synchronization, performance and mechanical revenue, partially offset by lower Recorded Music physical revenue.

Operating income increased 34.6% (or 26.3% in constant currency) to $288 million from $214 million in the prior-year quarter primarily due to the factors affecting Adjusted OIBDA discussed below, partially offset by higher amortization expense of $11 million, an increase in restructuring and impairment charges of $7 million, and the impact of a $5 million net loss on divestitures in the quarter.

Adjusted OIBDA increased 27.5% (or 22.2% in constant currency) to $463 million from $363 million and Adjusted OIBDA margin increased 3.4 percentage points to 25.2% from 21.8% in the prior-year quarter (or 3.1 percentage points from 22.1% in constant currency). The increases include the impact of the DSP True-Up and Settlement Payments of $7 million in the quarter and $4 million in the prior-year quarter, as well as the MLC Historical Matched Royalties of $4 million in the prior-year quarter. Excluding these items, Adjusted OIBDA increased 25.6% (or 20.3% in constant currency) and Adjusted OIBDA margin increased 2.9 percentage points to 24.9% from 22.0% (or 2.6 percentage points from 22.3% in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by revenue mix, savings from the Company’s restructuring plans, a portion of which has been reinvested into the Company’s business, and favorable movements in currency exchange rates of approximately $25 million.

Net income was $175 million compared to $241 million in the prior-year quarter. The decrease in net income was due to the impact of exchange rates on the Company’s Euro-denominated debt resulting in a $1 million loss in the quarter compared to a $61 million gain in the prior-year quarter, a currency exchange gain on intercompany loans of $1 million in the quarter compared to a $46 million gain in the prior-year quarter, and a realized and unrealized loss on hedging activity of $1 million in the quarter compared to a $15 million gain in the prior-year quarter. The decrease in net income was partially offset by an $18 million decrease in income tax expense, primarily due to a decrease in pre-tax income in the quarter, as well as the factors described above.

Basic and Diluted earnings per share were $0.33 for both the Class A and Class B shareholders due to the net income attributable to the Company in the quarter of $175 million.

As of December 31, 2025, the Company reported a cash balance of $751 million, total debt of $4.371 billion and net debt (defined as total debt, net of deferred financing costs, premiums and discounts, minus cash and equivalents) of $3.620 billion. Total debt includes $303 million of subsidiary debt acquired in the Company’s acquisition of Tempo Music Holdings, LLC (“Tempo Music”) and $4 million in loans outstanding under a Credit and Security Agreement, dated as of June 29, 2025, pursuant to which the lenders have agreed to extend up to $500 million to Beethoven Financing 1, LLC, an indirect subsidiary of the Company. This debt is secured only by certain music rights owned by Tempo Music and Beethoven JV 1, LLC, our joint venture with Bain Capital (“Beethoven”), respectively, and is nonrecourse to the Company and its subsidiaries, other than Tempo Music and Beethoven, respectively.

Cash provided by operating activities increased 33% to $440 million in the quarter compared to $332 million in the prior-year quarter. The increase was largely a result of operating performance. Free Cash Flow, as defined below, increased to $420 million from $296 million in the prior-year quarter, primarily due to the factors affecting cash provided by operating activities described above and due to a decrease in capital expenditures of 44% to $20 million from $36 million in the prior-year quarter, driven by higher investments in technology in the prior-year quarter.

Recorded Music

Recorded Music Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024	% Change
	(unaudited)	(unaudited)
Revenue	$1,480	$1,345	10%
Operating income	329	238	38%
Adjusted OIBDA(1)	403	323	25%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Recorded Music Revenue
(dollars in millions)

	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2024
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
Digital	$976	$873	$899
Physical	152	166	171
Total Digital and Physical	1,128	1,039	1,070
Artist services and expanded-rights	231	196	205
Licensing	121	110	113
Total Recorded Music	$1,480	$1,345	$1,388

Recorded Music revenue was up 10.0% (or 6.6% in constant currency) driven by increases across digital, artist services and expanded-rights and licensing revenue, partially offset by a decrease in physical revenue. Excluding the impacts of the DSP True-Up and Settlement Payments of $12 million in the quarter and $7 million in the prior-year quarter, as well as the $6 million impact of the BMG Termination, Recorded Music revenue was up 9.1% (or 5.7% in constant currency). Digital revenue was up 11.8% (or 8.6% in constant currency) and streaming revenue was up 12.4% (or 9.1% in constant currency). Adjusted for the impacts of the DSP True-Up and Settlement Payments of $12 million in the quarter and $7 million in the prior-year quarter, as well as the $6 million impact of the BMG Termination, Recorded Music digital revenue was up 10.3% (or 7.1% in constant currency) and streaming revenue was up 10.9% (or 7.6% in constant currency). Streaming revenue reflects growth in subscription revenue of 14.3% (or 10.9% in constant currency) and in ad-supported revenue of 7.2% (or 3.9% in constant currency). Subscription revenue, adjusted for the impacts of the DSP True-Up and Settlement Payments of $12 million in the quarter and $7 million in the prior-year quarter, as well as the $5 million impact of the BMG Termination, was up 12.0% (or 8.7% in constant currency). Ad-supported revenue, adjusted for the $1 million impact of the BMG Termination, was up 7.7% (or 4.4% in constant currency). The increase in subscription revenue reflects positive market share trends and chart performance, while the increase in ad-supported revenue reflects strong performance in the quarter. Artist services and expanded-rights revenue was up 17.9% (or 12.7% in constant currency) due to higher concert promotion revenue primarily in France, and the favorable impact of foreign currency exchange rates of $9 million. Licensing revenue increased 10.0% (or 7.1% in constant currency) driven by higher licensing activity and a $2 million increase in copyright infringement settlements in the quarter. Physical revenue decreased 8.4% (or 11.1% in constant currency) primarily driven by strong releases in Japan and Korea in the prior-year quarter. Top sellers in the quarter included Alex Warren, sombr, Cardi B, Ed Sheeran, and Teddy Swims.

Recorded Music operating income increased 38.2% (or 31.1% in constant currency) to $329 million from $238 million in the prior-year quarter, and operating margin was up 4.5 percentage points to 22.2% versus 17.7% in the prior-year quarter (or up 4.1 percentage points from 18.1% in constant currency). The increase in operating income and operating income margin was driven by the factors affecting Adjusted OIBDA discussed below, as well as decreases in restructuring and impairment charges of $6 million and depreciation expense of $3 million, partially offset by higher amortization expense of $4 million attributable to acquisitions of music-related assets.

Adjusted OIBDA increased 24.8% (or 19.6% in constant currency) to $403 million from $323 million and Adjusted OIBDA margin increased 3.2 percentage points to 27.2% from 24.0% in the prior-year quarter (or increased 2.9 percentage points from 24.3% in constant currency). The increases include the impact of the DSP True-Up and Settlement Payments of $7 million in the quarter and $4 million in the prior-year quarter. Excluding these items, Adjusted OIBDA increased 21.1% (or 16.1% in constant currency) and Adjusted OIBDA margin increased 2.7 percentage points to 27.0% from 24.3% (or 2.4 percentage points from 24.6% in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by savings from the Company’s restructuring plans, of which a portion has been reinvested in the Company’s business, and favorable movements in foreign currency exchange rates of approximately $18 million.

Music Publishing

Music Publishing Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024	% Change
	(unaudited)	(unaudited)
Revenue	$362	$323	12%
Operating income	65	55	18%
Adjusted OIBDA(1)	102	83	23%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Music Publishing Revenue
(dollars in millions)

	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2024
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
Performance	$64	$56	$58
Digital	215	207	212
Mechanical	18	14	15
Synchronization	60	39	39
Other	5	7	7
Total Music Publishing	$362	$323	$331
Music Publishing revenue was up 12.1% (or 9.4% in constant currency) driven by growth across digital, synchronization, performance, and mechanical revenue. Excluding the impact of the MLC Historical Matched Royalties, Music Publishing revenue was up 18.3% (or 15.3% in constant currency). Digital revenue increased 3.9% (or 1.4% in constant currency) and streaming revenue increased 3.4% (or 1.4% in constant currency). Adjusted for the impact of the MLC Historical Matched Royalties, streaming revenue increased 12.8% (or 10.4% in constant currency) driven by the impact of new deals and renewals. Synchronization revenue increased 53.8% (the same in constant currency) due to higher television and commercial licensing activity, a $3 million increase in copyright infringement settlements, and the $3 million impact of the Company’s acquisition of Tempo Music. Performance revenue increased 14.3% (or 10.3% in constant currency) attributable to growth from concerts, radio and live events. Mechanical revenue increased 28.6% (or 20.0% in constant currency) driven by the timing of distributions.

Music Publishing operating income was up 18.2% (or 16.1% in constant currency) to $65 million from $55 million in the prior-year quarter and operating margin increased 1.0 percentage point to 18.0% from 17.0% in the prior-year quarter (or 1.1 percentage points from 16.9% in constant currency). The increase in operating income was driven by the same factors affecting Adjusted OIBDA discussed below, partially offset by an increase in amortization expense of $8 million in the quarter related to the impact of acquisitions.

Music Publishing Adjusted OIBDA increased 22.9% (or 19.4% in constant currency) to $102 million from $83 million in the prior-year quarter. Adjusted OIBDA margin increased 2.5 percentage points to 28.2% from 25.7% in the prior-year quarter (or 2.4 percentage points from 25.8% in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by revenue mix and includes the $4 million impact of the MLC Historical Matched Royalties, and favorable movements in foreign exchange rates of approximately $7 million.

Recent Announcements
In addition, the Company also announced today that its Board of Directors declared a regular quarterly cash dividend of $0.19 per share on the Company’s Class A Common Stock and Class B Common Stock. The dividend is payable on March 3, 2026, to stockholders of record as of the close of business on February 18, 2026.

Financial details for the quarter can be found in the Company’s current Quarterly Report on Form 10-Q for the period ended December 31, 2025, which we plan to file on Monday, February 9, 2026, with the Securities and Exchange Commission.

This afternoon management will be hosting a conference call to discuss the results at 4:30 P.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group
With a legacy extending back over 200 years, Warner Music Group today is home to an unparalleled family of creative artists, songwriters, and companies that are moving culture across the globe. At the core of WMG’s Recorded Music division are four of the most iconic companies in history: Atlantic, Elektra, Parlophone and Warner Records. They are joined by renowned labels such as TenThousand Projects, 300 Entertainment, Asylum, Big Beat, Canvasback, East West, Erato, FFRR, Fueled by Ramen, Nonesuch, Reprise, Rhino, Roadrunner, Sire, Spinnin’ Records, Warner Classics and Warner Music Nashville. Warner Chappell Music - which traces its origins back to the founding of Chappell & Company in 1811 - is one of the world's leading music publishers, with a catalog of more than one million copyrights spanning every musical genre from the standards of the Great American Songbook to the biggest hits of the 21st century.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution for material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email address through the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp. - Condensed Consolidated Statements of Operations, Three Months Ended December 31, 2025 versus December 31, 2024
(dollars in millions)

	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024	% Change
	(unaudited)	(unaudited)
Revenue	$1,840	$1,666	10%
Cost and expenses:
Cost of revenue	(987)	(894)	10%
Selling, general and administrative expenses	(458)	(474)	-3%
Restructuring and impairments	(34)	(27)	26%
Amortization expense	(68)	(57)	19%
Total costs and expenses	$(1,547)	$(1,452)	7%
Net loss on divestiture	(5)	—	—%
Operating income	$288	$214	35%
Loss on extinguishment of debt	—	—	—%
Interest expense, net	(45)	(37)	22%
Other income, net	3	153	-98%
Income before income taxes	$246	$330	-25%
Income tax expense	(71)	(89)	-20%
Net income	$175	$241	-27%
Less: (Income) loss attributable to noncontrolling interest	1	(5)	—%
Net income attributable to Warner Music Group Corp.	$176	$236	-25%

Net income per share attributable to common stockholders:
Class A – Basic and Diluted	$0.33	$0.45
Class B – Basic and Diluted	$0.33	$0.45

Figure 2. Warner Music Group Corp. - Condensed Consolidated Balance Sheets at December 31, 2025 versus September 30, 2025
(dollars in millions)

	December 31, 2025	September 30, 2025	% Change
	(unaudited)
Assets
Current assets:
Cash and equivalents	$751	$532	41%
Accounts receivable, net	1,374	1,340	3%
Inventories	60	62	-3%
Royalty advances expected to be recouped within one year	584	581	1%
Assets held for sale	80	89	-10%
Prepaid and other current assets	169	166	2%
Total current assets	$3,018	$2,770	9%
Royalty advances expected to be recouped after one year	1,082	1,079	—%
Property, plant and equipment, net	418	441	-5%
Operating lease right-of-use assets, net	179	189	-5%
Goodwill	2,063	2,061	—%
Intangible assets subject to amortization, net	2,690	2,725	-1%
Intangible assets not subject to amortization	154	154	—%
Deferred tax assets, net	90	111	-19%
Other assets	317	299	6%
Total assets	$10,011	$9,829	2%
Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable	$201	$257	-22%
Accrued royalties	2,938	2,740	7%
Accrued liabilities	667	666	—%
Accrued interest	39	31	26%
Operating lease liabilities, current	47	43	9%
Deferred revenue	246	286	-14%
Liabilities held for sale	48	49	-2%
Other current liabilities	124	129	-4%
Total current liabilities	$4,310	$4,201	3%
Acquisition Corp. long-term debt	4,064	4,063	—%
Other long-term debt	307	302	2%
Operating lease liabilities, noncurrent	188	200	-6%
Deferred tax liabilities, net	169	164	3%
Other noncurrent liabilities	144	142	1%
Total liabilities	$9,182	$9,072	1%
Redeemable noncontrolling interests	5	—	—%
Equity:
Class A common stock	$—	$—	—%
Class B common stock	1	1	—%
Additional paid-in capital	2,154	2,166	-1%
Accumulated deficit	(1,255)	(1,331)	-6%
Accumulated other comprehensive loss, net	(180)	(189)	-5%
Total Warner Music Group Corp. equity	$720	$647	11%
Noncontrolling interest	104	110	-5%
Total equity	824	757	9%
Total liabilities, redeemable noncontrolling interest and equity	$10,011	$9,829	2%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three Months Ended December 31, 2025 versus December 31, 2024
(dollars in millions)

	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024
	(unaudited)	(unaudited)
Net cash provided by operating activities	$440	$332
Net cash used in investing activities	(52)	(81)
Net cash used in financing activities	(159)	(127)
Effect of foreign currency exchange rates on cash and equivalents	3	(16)
Cash balances classified as assets held for sale	(16)	$—
Net increase in cash and equivalents	$216	$108

Figure 4. Warner Music Group Corp. - Digital Revenue Summary, Three Months Ended December 31, 2025 versus December 31, 2024
(dollars in millions)

	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024	% Change
	(unaudited)	(unaudited)
Recorded Music
Subscription	$721	$631	14%
Ad-Supported	239	223	7%
Streaming	$960	$854	12%
Downloads and Other Digital	16	19	-16%
Total Recorded Music Digital Revenue	$976	$873	12%

Music Publishing
Streaming	$212	$205	3%
Downloads and Other Digital	3	2	50%
Total Music Publishing Digital Revenue	$215	$207	4%

Consolidated
Streaming	$1,172	$1,059	11%
Downloads and Other Digital	19	21	-10%
Intersegment Eliminations	(1)	2	—%
Total Digital Revenue	$1,190	$1,082	10%

Supplemental Disclosures Regarding Non-GAAP Financial Measures
We evaluate our operating performance based on several factors, including the following non-GAAP financial measure:

Adjusted OIBDA
We allocate resources and evaluate performance based on several factors, including Adjusted OIBDA. We define Adjusted OIBDA as operating income (loss) adjusted to exclude the following items: (i) non-cash depreciation of tangible assets, (ii) non-cash amortization of intangible assets, (iii) non-cash stock-based compensation and other related expenses, (iv) gains or losses on divestitures, (v) expenses related to restructuring and transformation initiatives, which includes costs associated with the Company’s financial transformation initiative to design and implement new information technology and upgrade our finance infrastructure, and (vi) executive transition costs. Items excluded are not viewed to contribute directly to management’s evaluation of operating results. We consider Adjusted OIBDA to be an important indicator of the operational strengths and performance of our businesses. However, a limitation of the use of Adjusted OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, Adjusted OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) attributable to Warner Music Group Corp. and other measures of financial performance reported in accordance with United States generally accepted accounting principles (“U.S. GAAP”). In addition, our definition of Adjusted OIBDA may differ from similarly titled measures used by other companies.

Figure 5. Warner Music Group Corp. - Reconciliation of Net Income to Adjusted OIBDA, Three Months Ended December 31, 2025 versus December 31, 2024
(dollars in millions)

	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024	% Change
	(unaudited)	(unaudited)
Net income attributable to Warner Music Group Corp.	$176	$236	-25%
Income attributable to noncontrolling interest	(1)	5	—%
Net income	$175	$241	-27%
Income tax expense	71	89	-20%
Income including income taxes	$246	$330	-25%
Other income, net	(3)	(153)	-98%
Interest expense, net	45	37	22%
Operating income	$288	$214	35%
Amortization expense	68	57	19%
Depreciation expense	31	29	7%
Restructuring and impairments	34	27	26%
Transformation initiative costs	17	17	—%
Net loss on divestitures	5	—	—%
Non-cash stock-based compensation and other related costs	20	19	5%
Adjusted OIBDA	$463	$363	28%

Operating income margin	15.7%	12.8%
Adjusted OIBDA margin	25.2%	21.8%

Figure 6. Warner Music Group Corp. - Reconciliation of Segment Operating Income to Adjusted OIBDA, Three Months Ended December 31, 2025 versus December 31, 2024
(dollars in millions)

	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$288	$214	35%
Depreciation and amortization expense	99	86	15%
Restructuring and impairments	34	27	26%
Transformation initiative costs	17	17	—%
Net loss on divestitures	5	—	—%
Non-cash stock-based compensation and other related costs	20	19	5%
Total WMG Adjusted OIBDA	$463	$363	28%
Total WMG Adjusted OIBDA margin	25.2%	21.8%

Recorded Music operating income – GAAP	$329	$238	38%
Depreciation and amortization expense	46	45	2%
Restructuring and impairments	22	28	-21%
Non-cash stock-based compensation and other related costs	$6	$12	-50%
Recorded Music Adjusted OIBDA	$403	$323	25%
Recorded Music Adjusted OIBDA margin	27.2%	24.0%

Music Publishing operating income – GAAP	$65	$55	18%
Depreciation and amortization expense	35	27	30%
Net loss on divestitures	—	—	—%
Non-cash stock-based compensation and other related costs	2	1	100%
Music Publishing Adjusted OIBDA	$102	$83	23%
Music Publishing Adjusted OIBDA margin	28.2%	25.7%

Constant Currency
Because exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency results by applying current-year foreign currency exchange rates to prior-year results. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with U.S. GAAP.

Figure 7. Warner Music Group Corp. - Revenue by Geography and Segment, Three Months Ended December 31, 2025 versus December 31, 2024 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2024	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$577	$532	$532	8%
Music Publishing	190	173	173	10%
International revenue
Recorded Music	$903	$813	$856	5%
Music Publishing	172	150	158	9%
Intersegment eliminations	(2)	(2)	(1)	100%
Total Revenue	$1,840	$1,666	$1,718	7%

Revenue by Segment:
Recorded Music
Digital	$976	$873	$899	9%
Physical	152	166	171	-11%
Total Digital and Physical	$1,128	$1,039	$1,070	5%
Artist services and expanded-rights	231	196	205	13%
Licensing	121	110	113	7%
Total Recorded Music	$1,480	$1,345	$1,388	7%
Music Publishing
Performance	$64	$56	$58	10%
Digital	215	207	212	1%
Mechanical	18	14	15	20%
Synchronization	60	39	39	54%
Other	5	7	7	-29%
Total Music Publishing	$362	$323	$331	9%
Intersegment eliminations	(2)	(2)	(1)	100%
Total Revenue	$1,840	$1,666	$1,718	7%

Figure 8. Warner Music Group Corp. - Adjusted OIBDA by Segment, Three Months Ended December 31, 2025 versus December 31, 2024 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2024	Change %
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total WMG Adjusted OIBDA	$463	$363	$379	22.2%
Adjusted OIBDA margin	25.2%	21.8%	22.1%

Recorded Music Adjusted OIBDA	$403	$323	$337	19.6%
Recorded Music Adjusted OIBDA margin	27.2%	24.0%	24.3%

Music Publishing Adjusted OIBDA	$102	$83	$85	19.4%
Music Publishing Adjusted OIBDA margin	28.2%	25.7%	25.8%

Figure 9. Warner Music Group Corp. - Notable Items, As Reported
(dollars in millions)	FY 2026	FY 2025
	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024
Revenue
Recorded Music
Streaming - BMG Termination (a)	—	6
Streaming - DSP True-up and Settlement Payments	12	(7)
Music Publishing
Streaming - MLC Historical Matched Royalties	—	17

Adjusted OIBDA
Recorded Music
DSP True-up and Settlement Payments	7	(4)
Music Publishing
MLC Historical Matched Royalties	—	4
(a) The BMG Termination impact shown in FY 2025 represents the incremental revenue compared to the current fiscal year.

Free Cash Flow
Our definition of Free Cash Flow is defined as cash flow provided by operating activities less capital expenditures. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to fund our debt service requirements, ongoing working capital requirements, capital expenditure requirements, strategic acquisitions and investments, and any dividends, prepayments of debt or repurchases or retirement of our outstanding debt or notes in open market purchases, privately negotiated purchases, any repurchases of our common stock or otherwise. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method management uses.

Free Cash Flow is not a measure of performance calculated in accordance with U.S. GAAP and therefore it should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because Free Cash Flow deducts capital expenditures from “net cash provided by operating activities” (the most directly comparable U.S. GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under U.S. GAAP, which is “net cash provided by operating activities.”

Figure 10. Warner Music Group Corp. - Calculation of Free Cash Flow, Three Months Ended December 31, 2025 versus December 31, 2024
(dollars in millions)

	For the Three Months Ended December 31, 2025	For the Three Months Ended December 31, 2024
	(unaudited)	(unaudited)
Net cash provided by operating activities	$440	$332
Less: Capital expenditures	20	36

Free Cash Flow	$420	$296

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Media Contact:	Investor Contact:
Hannah Karp	Kareem Chin
Hannah.Karp@wmg.com	Investor.Relations@wmg.com